EXHIBIT 99.1

Corvus Pharmaceuticals Provides Business Update and Reports Second Quarter 2026 Financial Results

Enrollment in soquelitinib registrational Phase 3 relapsed/refractory peripheral T-cell lymphoma (PTCL) and Phase 2 atopic dermatitis trials on track

Soquelitinib’s potential in atopic dermatitis and broader immunology and inflammation indications supported by Phase 1 clinical, immunologic and biomarker data presented at the Society for Investigative Dermatology (SID) annual meeting

Cash, cash equivalents and marketable securities of $215.2 million at June 30, 2026, providing runway into 2Q28

Conference call and webcast today at 4:30 pm ET / 1:30 pm PT

SOUTH SAN FRANCISCO, Calif., Aug. 06, 2026 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (Nasdaq: CRVS), a clinical-stage biopharmaceutical company, today provided a business update and reported financial results for the second quarter ended June 30, 2026.

“We believe soquelitinib, our oral, selective ITK inhibitor, is well positioned as a potential new treatment paradigm for patients across a broad range of diseases, based on a novel mechanism that rebalances the immune system,” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus. “We are focused on driving enrollment in our registrational Phase 3 relapsed/refractory PTCL and Phase 2 atopic dermatitis trials, and we are working closely with our partner in China, Angel Pharmaceuticals, on their Phase 1b/2 atopic dermatitis trial. With planned studies in hidradenitis suppurativa and asthma anticipated to be initiated later this year, we are steadily building a body of clinical evidence that we believe demonstrates the breadth of soquelitinib’s potential across the large immunology and inflammation market.”

Business Update and Strategy

Soquelitinib for Immune Diseases

  Final data from the randomized, blinded, placebo-controlled Phase 1 trial evaluating soquelitinib in patients with moderate-to-severe atopic dermatitis were presented in two oral sessions at the Society for Investigative Dermatology (SID) Annual Meeting. The data demonstrated safety and positive efficacy results, including in patients who received prior systemic therapy and were treatment resistant. In addition, there was a dose dependent efficacy trend in cohorts 1-3, and additional clinical benefit was observed with longer treatment in cohort 4. Immunologic and biomarker data from the study supports the potential of ITK inhibition with soquelitinib to increase persistent Treg cells and influence multiple inflammatory pathways.
  Corvus is enrolling patients in the SIERRA1 Phase 2 randomized, blinded, placebo-controlled atopic dermatitis clinical trial. The trial is anticipated to enroll approximately 200 patients with moderate-to-severe atopic dermatitis that have failed at least one prior topical or systemic therapy. This includes four cohorts of 50 patients each, with soquelitinib doses of 200 mg once per day, 200 mg twice per day and 400 mg once per day, along with a placebo group. The treatment period is 12 weeks with a 90-day follow-up period with no treatment. The primary endpoint of the trial is the percent change from baseline in Eczema Area and Severity Index (EASI) score at Week 12.
  Angel Pharmaceuticals (Angel Pharma), Corvus’ partner in China, is enrolling a Phase 1b/2 clinical trial evaluating soquelitinib in patients with moderate-to-severe atopic dermatitis. This is a blinded, placebo-controlled trial that is planned to evaluate a 12-week treatment regimen in 48 patients utilizing soquelitinib doses of 100 mg twice per day, 200 mg once per day, 200 mg twice per day and 400 mg once per day. The patient eligibility and endpoints are similar to those used previously by Corvus. Depending on the results from the Phase 1b portion of the study, an additional 60-90 patients will be enrolled in the Phase 2 portion of the study. The trial is open at several leading dermatology centers in China who have been involved in global registration trials. The study is conducted in close collaboration with Corvus. Results from cohort 1 (100 mg twice per day, 200 mg once per day and placebo) are anticipated late this year.
  Corvus invested $5.0 million in a $13.5 million equity financing for Angel Pharma. The funding is anticipated to support Angel Pharma’s ongoing Phase 1b/2 trial of soquelitinib for atopic dermatitis and a new Phase 2 trial of soquelitinib for asthma. Angel Pharma anticipates that it will initiate the Phase 2 asthma trial in early 2027.
  Corvus plans to initiate a Phase 1b clinical trial evaluating soquelitinib in patients with hidradenitis suppurativa and a Phase 2 trial evaluating soquelitinib in patients with asthma, later this year.
  Corvus also continues to advance its next-generation ITK inhibitor preclinical product candidates, which are designed to deliver precise T-cell modulation for specific immunology and oncology indications.

Collaboration with National Institute of Allergy and Infectious Diseases (NIAID)

  The Autoimmune Lymphoproliferative Syndrome (ALPS) Phase 2 clinical trial continues to advance. This trial is being conducted under a clinical research and development agreement with NIAID. The Phase 2 clinical trial is anticipated to enroll up to 30 patients aged 16 or older with confirmed ALPS based on genetic testing.

Soquelitinib for T Cell Lymphoma

  Corvus continues to enroll patients in a registrational Phase 3 clinical trial of soquelitinib in patients with relapsed/refractory PTCL at multiple clinical sites. This randomized controlled trial is anticipated to enroll a total of 150 patients with relapsed/refractory PTCL and is evaluating soquelitinib versus physicians’ choice of either belinostat or pralatrexate chemotherapies. The primary endpoint of the trial is progression free survival. There are no FDA fully approved agents for the treatment of relapsed/refractory PTCL, and the FDA has granted soquelitinib Orphan Drug Designation for the treatment of T cell lymphoma and Fast Track designation for treatment of adult patients with relapsed or refractory PTCL after at least two lines of systemic therapy.

Financial Results
As of June 30, 2026, Corvus had cash, cash equivalents and marketable securities of $215.2 million compared to $56.8 million as of December 31, 2025. Cash, cash equivalents and marketable securities as of June 30, 2026 included approximately $189.4 million in net proceeds received in a financing completed on January 23, 2026. As announced on June 9, 2026, Corvus invested $5.0 million in a $13.5 million financing completed by Angel Pharma in the second quarter of 2026. Based on its current plans, Corvus expects its cash, cash equivalents and marketable securities to fund operations into the second quarter of 2028.

Research and development expenses for the three months ended June 30, 2026 totaled $16.0 million compared to $7.9 million for the same period in 2025. The increase in research and development expenses of $8.1 million was primarily due to higher clinical trial costs associated with the development of soquelitinib as well as an increase in personnel related costs.

Net loss for the three months ended June 30, 2026 was $18.0 million compared to $8.0 million for the same period in 2025. Included in net loss for the three months ended June 30, 2026 and 2025 were non-cash losses of $0.7 million and $0.4 million, respectively, from Corvus’ investment in Angel Pharma and a non-cash gain of $2.0 million in the second quarter of 2025 associated with a change in the fair value of the Company’s warrant liability. Total stock compensation expense for the three months ended June 30, 2026 was $2.6 million compared to $1.3 million for the same period in 2025.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company pioneering the development of ITK inhibition as a new approach to immunotherapy for a broad range of immune diseases and cancer. The Company’s lead product candidate is soquelitinib, an investigational, oral, small molecule drug that selectively inhibits ITK. Soquelitinib is being evaluated in a registration Phase 3 clinical trial for relapsed/refractory PTCL and in a Phase 2 clinical trial for the treatment of atopic dermatitis. Its other clinical-stage candidates are being developed for a variety of cancer indications. For more information, visit www.corvuspharma.com or follow the Company on LinkedIn.

About Soquelitinib
Soquelitinib (formerly CPI-818) is an investigational small molecule drug given orally designed to selectively inhibit ITK (interleukin-2-inducible T cell kinase), an enzyme that is expressed predominantly in T cells and plays a role in T cell and natural killer (NK) cell immune function. Soquelitinib has been shown to affect T cell differentiation and induce the generation of Th1 helper cells while blocking the development of both Th2 and Th17 cells and production of their secreted cytokines. Th1 T cells are required for immunity to tumors, viral infections and other infectious diseases. Th2 and Th17 helper T cells are involved in the pathogenesis of many autoimmune and allergic diseases. Recent studies have demonstrated that ITK controls a switch between the differentiation of Th17 proinflammatory cells and T regulatory suppressor cells. Inhibition of ITK leads to a shift toward T regulatory cell differentiation, which has the potential to suppress autoimmune and inflammatory reactions. The Company believes the inhibition of specific molecular targets in T cells may be of therapeutic benefit for patients with autoimmune and allergic diseases and in cancers, including solid tumors. Based on interim results from a Phase 1/1b clinical trial in patients with refractory T cell lymphomas, which demonstrated tumor responses in very advanced, refractory, difficult to treat T cell malignancies, the Company is enrolling a registration Phase 3 clinical trial (NCT06561048) of soquelitinib in patients with relapsed/refractory PTCL. Soquelitinib is also now being investigated in a randomized placebo-controlled Phase 2 clinical trial in patients with atopic dermatitis. A publication describing the chemistry, enzymology and biology of soquelitinib appeared in npj Drug Discovery in December 2024 and is available online at the Nature website and on the Publications and Presentations page of the Corvus website.

About Peripheral T Cell Lymphoma
Peripheral T cell lymphoma is a heterogeneous group of malignancies accounting for about 10% of non-Hodgkin’s lymphomas (NHL) in Western populations, reaching 20% to 25% of NHL in some parts of Asia and South America. The most common subtypes are PTCL-not otherwise specified (PTCL-NOS) and T follicular helper cell lymphoma. First line treatment for these diseases is typically combination chemotherapy; however, approximately 75% of patients either do not respond or relapse within the first two years. Patients in relapse are treated with various chemotherapy agents but have poor overall outcomes with median progression-free survival in the three to four month range and overall median survival of six to 12 months. There are no approved drugs in relapsed/refractory PTCL based on randomized trials.

PTCL is a disease of mature helper T cells that express ITK, often containing numerous genetic mutations and frequently associated with viral infection. Most often the malignant cells of PTCL express a Th2 phenotype.

About Atopic Dermatitis
Atopic dermatitis, also called eczema, is a chronic disease that can cause inflammation, redness, scaly patches, blisters and irritation of the skin. It affects up to 20% of children and up to 10% of adults, and treatments include topical therapies, oral therapies and systemic injectable biologic therapies. It is frequently associated with other allergic disorders such as food allergies and asthma. Atopic dermatitis, like asthma and allergy, involves the participation of Th2 lymphocytes which secrete cytokines that result in inflammation. Soquelitinib has been shown in preclinical and clinical studies to inhibit cytokine production from Th2 lymphocytes.

About Autoimmune Lymphoproliferative Syndrome (ALPS)
ALPS is a rare genetic disease affecting children that manifests with lymphadenopathy, splenomegaly, cytopenias (low blood counts), proteinuria and autoimmunity. The disease is caused by a mutation in the Fas gene, which provides instructions for making a signaling protein involved in the induction of apoptosis. The mutation results in immune dysregulation due to abnormally high levels of “double negative” T cells (CD4 and CD8 double negative), which infiltrate the blood, spleen and lymphoid tissues. Fas signaling is regulated by ITK and T cell receptor signaling and patients with ALPS have an imbalance in this regulation resulting in a failure of T cells to undergo apoptosis and an accumulation of abnormal T cells.

About Angel Pharmaceuticals
Angel Pharmaceuticals is a privately held biopharmaceutical company developing a pipeline of precisely targeted investigational medicines for cancer, autoimmune, infectious and other serious diseases in China. Angel Pharmaceuticals was launched through a collaboration with Corvus and investments from investors in China. Angel Pharmaceuticals licensed the rights to develop and commercialize Corvus’ three clinical-stage candidates – soquelitinib, ciforadenant and mupadolimab – in greater China and obtained global rights to Corvus’ BTK inhibitor preclinical programs. Under the collaboration, Corvus currently has a 49% equity stake in Angel Pharmaceuticals excluding 6% of Angel’s equity reserved for issuance under the Angel employee stock ownership plan. For more information, visit www.angelpharma.com.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety, tolerability, clinical benefit and efficacy of the Company’s product candidates; the potential use of soquelitinib to improve therapy for a broad range of patients with atopic dermatitis, other immune diseases and cancers; clinical strategy and the design of clinical trials, including the Company’s collaborations and the timeline for initiation, target or expected number of patients to be enrolled, dose levels, number of sites and other product development milestones; market size; and the amount of cash to fund operations into the second quarter of 2028. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the Securities and Exchange Commission on or about the date hereof, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of its product candidates; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete preclinical studies and clinical trials and release data from such studies and clinical trials; the results of preclinical studies and interim data from clinical trials not being predictive of future results; the Company’s ability to enroll sufficient numbers of patients in its clinical trials; the unpredictability of the regulatory process; regulatory developments in the United States and foreign countries; the costs of clinical trials may exceed expectations; the Company’s ability to accurately estimate the cash on hand providing funding into the second quarter of 2028 and the Company’s ability to raise additional capital. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The Company’s results for the second quarter ended June 30, 2026 are not necessarily indicative of its operating results for any future periods.

CORVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(unaudited)		(unaudited)
Operating expenses:
Research and development	$15,964	$7,873	$27,139	$15,326
General and administrative	3,333	2,387	7,035	4,856
Total operating expenses	19,297	10,260	34,174	20,182
Loss from operations	(19,297)	(10,260)	(34,174)	(20,182)
Interest income and other expense, net	2,047	639	3,831	1,164
Change in fair value of warrant liability	-	2,012	-	27,141
Income (loss) before equity method investment	(17,250)	(7,609)	(30,343)	8,123
Loss from equity method investment	(709)	(389)	(1,308)	(928)
Net income (loss)	$(17,959)	$(7,998)	$(31,651)	$7,195
Net income (loss) per share, basic	$(0.19)	$(0.10)	$(0.35)	$0.10
Net loss per share, diluted	$(0.19)	$(0.10)	$(0.35)	$(0.26)
Shares used to compute net income (loss) per share, basic	92,368,013	77,774,344	91,188,921	74,966,022
Shares used to compute net loss per share, diluted	92,368,013	77,774,344	91,188,921	76,521,708

CORVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	June 30,	December 31,
	2026	2025
	(unaudited)
Assets
Cash, cash equivalents and marketable securities	$215,228	$56,750
Operating lease right-of-use asset	659	839
Other assets	8,280	2,539
Investment in Angel Pharmaceuticals	15,107	10,991
Total assets	$239,274	$71,119
Liabilities and stockholders' equity
Accounts payable and accrued liabilities and other liabilities	$13,218	$8,977
Operating lease liability	728	937
Stockholders' equity	225,328	61,205
Total liabilities and stockholders' equity	$239,274	$71,119

INVESTOR CONTACT:
Leiv Lea
Chief Financial Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4522
llea@corvuspharma.com

MEDIA CONTACT:
Julia Stern
Real Chemistry
+1-949-903-4750
jstern@realchemistry.com